Exhibit 5.33

Nelson Mullins Riley & Scarborough LLP

Attorneys and Counselors at Law

1320 Main Street / 17th Floor / Columbia, South Carolina 29201

Tel: 803.799.2000 Fax: 803.256.7500

www.nelsonmullins.com

November 22, 2011

Burlington Coat Factory Warehouse Corporation

1830 Route 130 North

Burlington, NJ 08016

Ladies and Gentlemen:

We have acted as limited local counsel for Burlington Coat Factory Warehouse of Charleston, Inc., a South Carolina corporation (“Burlington Charleston”) and Burlington Coat Factory of South Carolina, LLC, a South Carolina limited liability company (“Burlington South Carolina”) (Burlington Charleston and Burlington South Carolina are collectively referred to herein as the “Guarantors”), in connection with certain limited matters regarding the proposed registration by Burlington Coat Factory Warehouse Corporation (the “Issuer”) of $450,000,000 in aggregate principal amount of the Issuer's 10% Senior Notes due 2019 (the “Exchange Notes”) guaranteed by, among others, the Guarantors, pursuant to a Registration Statement on Form S-4 filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), on or about July 15, 2011. Such Registration Statement, as amended or supplemented, is hereinafter referred to as the “Registration Statement.” The Exchange Notes are to be issued pursuant to the Indenture dated as of February 24, 2011 (the “Indenture”) by and among the Issuer, the Guarantors and Wilmington Trust FSB, as trustee (the “Trustee”). The Exchange Notes are to be issued in exchange for and in replacement of the Issuer's 10% Senior Notes due 2019 issued on February 24, 2011 (the “Old Notes”), of which $450000,000 in aggregate principal amount is outstanding and is subject to the exchange offer pursuant to the Registration Statement.

We have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments as we have deemed necessary for the purposes of this opinion, including (i) the articles of incorporation or organization, bylaws and operating agreements, as applicable, of the Guarantors, (ii) resolutions of the Guarantors with respect to the issuance of the Exchange Notes and the Guarantees (as defined below), (iii) the Indenture, (iv) the Registration Statement, (v) the Registration Rights Agreement, dated as of February 24, 2011, by and among the Issuer, the Guarantors and Goldman, Sachs & Co., J.P. Morgan Securities LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporation and Wells Fargo Securities, LLC (the “Registration Rights Agreement”) (vi) the two executed Notational

November 22, 2011

Guarantees executed by , among others, the Guarantors (collectively, the “Guarantee”); and (vii) the form of the Exchange Notes.

For the purposes of this opinion, we have assumed the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as copies and the authenticity of the originals of all documents submitted to us as copies. We have also assumed the genuineness of the signatures of persons signing all documents in connection with which this opinion is rendered, the authority of such persons signing on behalf of the parties thereto other than the Guarantors, and the due authorization, execution and delivery of all documents by the parties thereto other than the Guarantors. As to any facts material to the opinions expressed herein that we have not independently established or verified, we have relied upon statements and representations of officers and other representatives of the Guarantors and the Issuer.

We have assumed that the Issuer has the power and authority to, and has taken the corporate action necessary to, execute, deliver and perform the issuance of the Outstanding Notes and the Exchange Offer, including the issuance of the Exchange Notes, and that such Exchange Offer will be properly consummated in accordance with its terms after all necessary conditions have been met, including without limitation, the Registration Statement becoming effective. We have assumed that the Outstanding Notes were issued for the contemplated consideration, and that the Exchange Notes will be issued for the contemplated consideration. We have also assumed that the Guarantee previously executed by the Guarantors was supported by valid consideration and has not, and will not, be rescinded by the Guarantors, and will remain outstanding. We have also assumed that the execution and delivery of the Indenture, the Guarantee and the Exchange Notes and the performance by the Issuer and the Guarantors of their obligations thereunder do not and will not violate conflict with or constitute a default under any agreement or instrument to which any Guarantor is bound.

Based on the foregoing, and subject to the qualifications set forth below, we are of the opinion that, the Guarantee executed by each of the Guarantors has been duly authorized by all necessary corporate or limited liability company actions, as applicable, of each respective Guarantor, and upon due execution, authentication and delivery of the Exchange Notes against the due tender and delivery to the Trustee of the Outstanding Notes in an aggregate principal amount equal to the aggregate principal amount of the Exchange Notes, the Guarantee will be the legally valid and binding obligation of each Guarantor, enforceable against each such Guarantor.

We hereby consent to the filing of this opinion as Exhibit 5.33 to the Registration Statement. We also consent to the reference to our firm under the heading "Legal matters" in the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

The foregoing opinions are subject to the following qualifications:

November 22, 2011

A. Our opinions herein are limited solely to the laws of South Carolina, without reference to choice of law provisions, and we express no opinion herein concerning the laws of any other jurisdiction. In this regard, we note that the Indenture, the Notes, and the Guarantees are stated to be governed by New York law. We express no opinion as to the enforceability of this choice of law provision.

B. Our advice on every legal issue addressed in this letter is based exclusively on the internal law of the State of South Carolina and represents our opinion as to how that issue would be resolved were it to be considered by the highest court in the jurisdiction which enacted such law. The manner in which any particular issue relating to the opinions would be treated in any actual court case would depend in part on facts and circumstances particular to the case and would also depend on how the court involved chose to exercise the wide discretionary authority generally available to it. None of the opinions or other advice contained in this letter considers or covers any foreign, federal or state securities (or “blue sky”) laws or regulations.

C. Our opinions are limited (i) by judicial discretion and by principles of equity which may limit the availability of certain rights and remedies; and (ii) by the effect of (a) bankruptcy, insolvency, reorganization, moratorium and other similar laws or decisions, (b) fraudulent transfer and similar laws or decisions, and (c) other laws or decisions relating to or affecting debtors’ obligations or creditors’ rights generally. Such opinions also are limited by laws and equitable doctrines including, but not limited to, any requirement that the parties to agreements act reasonably and in good faith and give reasonable notice prior to exercising rights and remedies. In addition, we express no opinion regarding the effectiveness of any of the provisions of any document whereby any person or entity waives or otherwise limits procedural or substantive rights or other or similar provisions related to disclaimers, liability limitation, releases of other legal or equitable rights, or discharge or waiver of defenses.

D. We express no opinion as to the legality, validity or enforceability of any right to (i) recover attorneys’ fees, or (ii) the agreement in any document to the jurisdiction or venue of a particular court or any provisions that purport to establish valid service of process by giving notice in the manner set forth therein.

E. Our opinions are limited to the matters expressly stated herein, and no opinion may be inferred or implied beyond the matters expressly stated.

F. This letter is limited to the law and facts as in existence on the date hereof, and we undertake no responsibility to revise or supplement this letter to reflect any change in the law or facts.

G. The legal opinions expressed herein are an expression of professional judgment and are not a guaranty of result.

H. This opinion is furnished to you in connection with the filing of the Registration Statement and in accordance with the requirements of Item 601(b)(5)(i) of Regulation S-K promulgated under the Securities Act.

November 22, 2011

This opinion is rendered solely to you in connection with the above matter. Except as expressly set forth herein, this opinion may not be relied upon by you for any other purpose or relied upon by any other person without our prior written consent.

Very truly yours,

/s/ Nelson Mullins Riley & Scarborough, LLP

NELSON MULLINS RILEY & SCARBOROUGH, LLP